2MF Putnam Small Cap Value Fund attachment
2/28/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended February 28, 2005, Putnam management has
assumed $31,408 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	25,980
Class B	15,434
Class C	2,556

74U2 (000s omitted)

Class M	567
Class Y	4,424

74V1

Class A	19.11
Class B	18.22
Class C	18.25

74V2

Class M	18.61
Class Y	19.34